Exhibit 5.3

               Thomas C. Cook and Associates, Ltd.
                 Attorneys and Counselors at Law
                4955 S. Durango Drive, Suite 214
                    Las Vegas, Nevada  89113



Thomas C. Cook, Esq.                       Telephone  (702) 952-8519
                                           Facsimile  (702) 952-8521
                                           Tcook@esquireonline.com

                                                      July 30, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:                ATR Search Corporation
                   Registration Statement on Form S-8
Gentlemen:

     We have been requested by ATR Search Corporation, a Nevada corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 2,000,000 Shares (the "Shares") of the Company's common stock, par value $.001 per Share offered on behalf of the Company in connection with the Company's Consultant Agreement between ATR Search Corporation and Barbara Asbell.

     In connection with this opinion, we have examined the Registration Statement, Annual Report, the Company's Articles of Incorporation and By-laws, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plans, will be legally issued, fully paid and non-assessable.

     We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of Nevada.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.



Sincerely,

/s/ Thomas C. Cook
--------------------
Thomas C. Cook, Esq.